NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Partners Reports Fourth Quarter and Full Year 2012 Results
Company schedules conference call for March 7, 2013 at 10:00 a.m. Eastern
DALLAS, TEXAS, March 4, 2013 - Alon USA Partners, LP (NYSE: ALDW) (“Alon”) today announced results for the quarter and year ended December 31, 2012. Net income for the fourth quarter of 2012 was $113.2 million compared to $45.5 million for the same period last year. Net income for the year ended December 31, 2012 was $381.9 million compared to $294.4 million for the same period last year.
Paul Eisman, CEO and President, commented, “It is exciting to have the opportunity to present the financial results of our newly formed public partnership, Alon USA Partners, LP. The partnership had a very successful year, increasing adjusted EBITDA by almost $100 million dollars from approximately $370 million in 2011 to $470 million in 2012.
“During the fourth quarter, we generated over $165 million of cash flow from operating activities as a result of the positive margin environment that continues to remain strong. We generated an operating margin of $25.26 per barrel benefiting from both continuing wide Cushing crude differentials but also from widening location differentials at Midland. Additionally, we benefited from good operations as we increased throughput during the fourth quarter to more than 72,000 barrels per day.
“Consequently, as a result of our strong performance, we made prorated cash distributions in accordance with the prospectus of $0.57 per unit to unitholders for the period following the IPO. If the cash distribution was for the entire fourth quarter, then the cash distribution would have been $1.92 per unit.
“Looking forward to first quarter, we see continuing strong crude oil differentials and resulting good margins. We completed some maintenance work in the first quarter, and as a result, expect throughput in the first quarter of 2013 to average approximately 60,000 barrels per day. We anticipate throughput for the full year to average approximately 68,000 barrels per day.”
FOURTH QUARTER 2012
Refinery operating margin at the Big Spring refinery was $25.26 per barrel for the fourth quarter of 2012 compared to $14.14 per barrel for the same period in 2011. This increase is due to higher Gulf Coast 3/2/1 crack spreads and a widening of the WTI to WTS spread. The refinery's throughput for the fourth quarter of 2012 averaged 72,109 barrels per day ("bpd") compared to 71,700 bpd for the same period in 2011.
The average Gulf Coast 3/2/1 crack spread was $27.10 per barrel for the fourth quarter of 2012 compared to $19.95 per barrel for the fourth quarter of 2011. The average WTI to WTS spread for the fourth quarter of 2012 was $9.55 per barrel compared to $0.84 per barrel for the same period in 2011.

YEAR-TO-DATE 2012
Refinery operating margin at the Big Spring refinery was $23.50 per barrel for 2012 compared to $20.89 per barrel for 2011. This increase is due to higher Gulf Coast 3/2/1 crack spreads and a widening of the WTI to WTS spread. The refinery's throughput for 2012 averaged 68,946 bpd compared to 63,614 bpd for the same period in 2011.
The average Gulf Coast 3/2/1 crack spread for 2012 was $27.43 per barrel compared to $23.37 per barrel for 2011. The average WTI to WTS spread for 2012 was $5.46 per barrel compared to $2.06 per barrel for 2011.
CONFERENCE CALL
Alon has scheduled a conference call for Thursday, March 7, 2013, at 10:00 a.m. Eastern, to discuss the fourth quarter 2012 results. To access the call, please dial 1-800-762-8779, or 480-629-9645, for international callers, and ask for the Alon USA Partners, LP call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon Partners website, http://www.alonpartners.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through March 21, 2013, and may be accessed by calling 1-800-406-7325, or 303-590-3030, for international callers, and using the passcode 4593733#. A web cast archive will also be available at www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners' distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners' distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total throughput capacity of approximately 70,000 barrels per day. Alon Partners refines crude oil into finished products, which is marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy's retail convenience stores and other third-party distributors.

ALON USA PARTNERS, LP AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2011, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2011, IS UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$825,626	$856,488	$3,476,817	$3,207,969
Operating costs and expenses:
Cost of sales	658,039	763,190	2,883,741	2,722,918
Direct operating expenses	27,685	25,034	100,908	98,178
Selling, general and administrative expenses	4,737	3,420	22,807	15,633
Depreciation and amortization	11,046	10,242	46,009	40,448
Total operating costs and expenses	701,507	801,886	3,053,465	2,877,177
Loss on disposition of assets	—	(10)	—	—
Operating income	124,119	54,592	423,352	330,792
Interest expense	(7,165)	(4,414)	(22,235)	(16,719)
Interest expense - related parties	(2,701)	(4,267)	(15,691)	(17,067)
Other income (loss), net	(3)	18	8	18
Income before state income tax expense	114,250	45,929	385,434	297,024
State income tax expense	1,018	444	3,536	2,597
Net income	$113,232	$45,485	$381,898	$294,427

Net income	$113,232		$381,898
less: Net income attributable to predecessor operations	76,112		344,778
Net income attributable to Alon USA Partners, LP	$37,120		$37,120
Earnings per unit, basic and diluted (2)	$0.59		$0.59
Weighted average common units outstanding, basic and diluted (in thousands) (2)	62,500		62,500
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$165,209	$92,988	$528,825	$258,575
Investing activities	(6,314)	(1,549)	(31,769)	(19,545)
Financing activities	(122,308)	(100,240)	(567,000)	(123,437)
OTHER DATA:
Adjusted EBITDA (3)	$135,162	$64,862	$469,369	$371,258
Capital expenditures	6,314	1,370	24,490	12,460
Capital expenditures for turnaround and catalyst	—	169	7,279	7,085
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin (4)	$25.26	$14.14	$23.50	$20.89
Refinery direct operating expense (5)	4.17	3.80	4.00	4.23

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2011, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2011, IS UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
AVERAGE PRICING STATISTICS:
WTI crude oil (per barrel)	$88.10	$94.03	$94.14	$95.07
WTS crude oil (per barrel)	78.55	93.19	88.68	93.01
Crack spreads (per barrel):
Gulf Coast (WTI) 3-2-1 (6)	$27.10	$19.95	$27.43	$23.37
Crude oil differentials (per barrel):
Cushing WTI less Cushing WTS (7)	$9.55	$0.84	$5.46	$2.06
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.60	$2.59	$2.82	$2.75
Gulf Coast ultra-low sulfur diesel	3.04	2.96	3.05	2.97
Natural gas (per MMBtu)	3.54	3.48	2.83	4.03

	December 31, 2012	December 31, 2011
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$66,001	$135,945
Working capital	1,702	148,222
Total assets	763,423	810,480
Total debt	295,311	533,592
Total equity	181,726	102,689

THROUGHPUT AND PRODUCTION DATA:	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	48,894	67.8	57,335	80.0	52,190	75.7	51,202	80.4
WTI crude	19,180	26.6	11,306	15.8	14,396	20.9	10,023	15.8
Blendstocks	4,035	5.6	3,059	4.2	2,360	3.4	2,389	3.8
Total refinery throughput (8)	72,109	100.0	71,700	100.0	68,946	100.0	63,614	100.0
Refinery production:
Gasoline	37,572	52.3	37,443	52.1	34,637	50.3	31,105	49.1
Diesel/jet	22,612	31.4	23,035	32.0	22,329	32.5	20,544	32.3
Asphalt	3,615	5.0	4,638	6.4	4,084	5.9	4,539	7.1
Petrochemicals	4,199	5.8	4,354	6.1	4,054	5.9	3,837	6.0
Other	3,939	5.5	2,452	3.4	3,706	5.4	3,488	5.5
Total refinery production (9)	71,937	100.0	71,922	100.0	68,810	100.0	63,513	100.0
Refinery utilization (10)		97.2%		98.1%		97.3%		90.8%

(1)
Includes sales to related parties of $138,412 and $136,761 for the three months ended December 31, 2012 and 2011, respectively, and $588,828 and $553,253 for the years ended December 31, 2012 and 2011, respectively.

(2)
The calculation of earnings per unit includes only earnings for the period following the closing of the initial public offering through December 31, 2012 ("Post IPO Period") of $37,120 for the three months and year ended December 31, 2012.

(3)
Adjusted EBITDA represents earnings before state income tax expense, interest expense, depreciation and amortization, and loss on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense, loss on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months and years ended December 31, 2012 and 2011, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(dollars in thousands)
Net income	$113,232	$45,485	$381,898	$294,427
State income tax expense	1,018	444	3,536	2,597
Interest expense	7,165	4,414	22,235	16,719
Interest expense - related parties	2,701	4,267	15,691	17,067
Depreciation and amortization	11,046	10,242	46,009	40,448
Loss on disposition of assets	—	10	—	—
Adjusted EBITDA	$135,162	$64,862	$469,369	$371,258

(4)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

(5)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(6)
We compare our refinery operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of WTI, a light, sweet crude oil.

(7)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.

(8)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(9)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.

(10)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.